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                                                             Exhibit 10.47




June 9, 1997

Mr. Stan Latacha
16511 Marcy Street
Omaha, NE 68118

Dear Stan:

         It is with pleasure that I extend an offer of employment to join Goody's Family Clothing, Inc. as Senior Vice President, Marketing & Advertising.

         As discussed, your base salary will be $200,000, expressed annually and paid on a bi-weekly basis. Your next financial review consideration will be in July, 1998 and will be subject to the approval of the Compensation Committee of the Board of Directors.

         Upon reporting to work, you will receive a $25,000 signing bonus.

         As an officer of the Company, you will be eligible to participate in the fiscal 1997 Executive Bonus Plan. Your targeted bonus will be 40% of your base pay earned in fiscal 1997. We will guarantee you a minimum bonus for fiscal 1997 of $50,000. Distribution of fiscal 1997 bonus awards will be in late March, 1998 and you must be actively employed by Goody's on that date for award consideration.

         You will be awarded 30,000 option shares of Goody's Family Clothing, Inc. stock. All awards of stock options must be approved by the Compensation Committee of the Board of Directors, which generally is a formality in new employee situations. The effective date of the stock options will be the latter of the day the Compensation Committee approves the award or your hire date. The strike price shall equal the share price of the last trade on the NASDAQ Exchange at the close of business on the last day of trading prior to the effective date of the award. Vesting of the option shares shall be 20% per year on the anniversary of the effective date.

         Eligibility for insurance coverage - medical, dental, life and disability; begins on the thirty first day of employment. The cost to you depends on the programs you select. An overview of the benefit coverage is enclosed.

         During your first year of service, you will have available three weeks of unearned vacation. After your first anniversary of employment you will have three weeks of vacation per year.

         Goody's Family Clothing will provide you with a Company automobile for business use. Goody's will credit your W-2 earnings for personal use in accordance with Internal Revenue Service regulations.

         Goody's will reimburse usual and customary closing costs on the sale of your home in Nebraska, including up to 6% Realtor fee. We will also reimburse usual and customary closing costs for the purchase of a home in the Knoxville area, including up to one point for origination fee. We do not cover discount points for purposes of reducing mortgage interest rates.

         We will make all arrangements for the movement of your household goods from Nebraska to Knoxville. Goody's will pay the cost of packing, insuring, transporting and unpacking (unpacking is only for furniture set up and items needed for the first nights stay). The total cost of your home sale and movement of your household goods cannot exceed $40,000.

         Goody's will arrange for and pay the cost of temporary lodging for a period of up to six months. We will reimburse you a maximum of three round trips from Knoxville to Nebraska for purposes of arranging and finalizing your relocation to the Knoxville area.


         In the event your employment with Goody's Family Clothing, Inc. is terminated for reasons other than poor performance, as determined by the non-employee members of the Board of Directors, or cause during your first three years of employment, Goody's Family Clothing, Inc. will provide you with six months salary continuation as severance pay.

         Stan, this offer is contingent upon your formal acceptance on or before Monday, June 16, 1997 and your availability for work no later than July 14, 1997. As acknowledgment of your acceptance, please return one signed copy of this letter in the enclosed envelope as soon as possible.

         On a personal note, Stan, I am very excited about you becoming part of the executive team here at Goody's. I feel strongly that your contribution will be a significant factor in the development and achievement of our strategic plans. Please call me if you have any questions.


                                          With kind regards,



                                          /s/  Harry M. Call
                                          ----------------------------------
                                          Harry M. Call
                                          President and Chief Operating Officer



Accepted by:



/s/ Stanley B. Latacha
----------------------
Stan Latacha


June 14, 1997
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Date






Enclosures